Exhibit 99


Release Date:                                               Further Information:

IMMEDIATE RELEASE                                           David J. Bursic
January 23, 2009                                            President and CEO
                                                                    or
                                                            Pamela M. Gregio
                                                            Investor Relations
                                                            Phone: 412/364-1913


           WVS FINANCIAL CORP. ANNOUNCES SECOND QUARTER AND SIX MONTHS
            ENDED DECEMBER 31, 2008 NET INCOME AND EARNINGS PER SHARE

         Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $1,768,000 or $0.81 per diluted share, for the six months ended December 31, 2008 as compared to net income of $2,072,000 or $0.91 per diluted share for the same period in 2007. The $304,000 decrease in net income during the six months was primarily attributable to a $441,000 decrease in net interest income, a $40,000 increase in non-interest expense and a $27,000 change in provisions for loan losses, which were partially offset by a $182,000 decrease in income tax expense and a $22,000 increase in non-interest income. The decrease in net interest income primarily resulted from lower average balances of callable U.S. Government Agency bonds and lower rates earned on floating rate mortgage-backed securities, which were partially offset by lower rates paid on short-term borrowings, time deposits and money market accounts, and lower average balances of short-term borrowings and time deposits. The increase in non-interest expense was primarily attributable to increases in employee related costs, while the change in provisions for loan losses was primarily attributable to higher average loan balances recorded in fiscal 2009. The decrease in income tax expense was primarily attributable to lower levels of taxable income, while the increase in non-interest income was primarily attributable to higher levels of ATM and debit card fee income. During the six months ended December 31, 2008, the Federal Reserve Open Market Committee reduced its targeted rate for federal funds from 2.00% to a range of 0.00% to 0.25% in response to turmoil in the global equity and fixed income markets.

         Net income and diluted earnings per share for the quarter ended December 31, 2008 totaled $1,012,000 and $0.47, respectively, compared to $1,048,000 and $0.46 for the same period in 2007. The $36,000 decrease in net income was primarily attributable to a $38,000 increase in income tax expense, a $16,000 change in the provision for loan losses, and a $7,000 increase in non-interest expense, which were partially offset by a $14,000 increase in net interest income and an $11,000 increase in non-interest income. The increase in income tax expense was primarily due to a decrease in the Company's deferred tax assets while the increase in provision for loan losses was primarily attributable to higher average loan balances recorded for the period.

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

         The increase in net interest income was primarily attributable to lower rates paid on short-term borrowings, time deposits and money market accounts, and lower average balances of short-term borrowings, which were partially offset by lower average balances of callable U.S. Government Agency bonds, and lower rates earned on floating rate mortgage-backed securities. The increase in non-interest income was primarily attributable to higher levels of ATM and debit card fee income.

         Market interest rates continue to decline across the globe. Money center and regional banks continued to record large write-offs for sub-prime loans, financial derivatives and investments in Fannie Mae and Freddie Mac stock. While many community banks steered clear of these troubled asset classes, we believe that most financial institutions may experience lower levels of net interest income and net income throughout calendar year 2009.

         West View Savings Bank has elected to participate in the FDIC's Transaction Account Guarantee Program. This program provides unlimited FDIC deposit insurance on bank checking accounts. Neither West View Savings Bank, or WVS Financial Corp., have applied for U.S. Government funding under the Troubled Asset Relief Program.

         During the first six months of fiscal 2009, we were able to purchase approximately 95,000 shares of our common stock. While this resulted in a modest decline in equity, book value per share increased to $14.86 from $14.44. Return on average assets of 0.84%, and return on average equity at 11.17%, remained strong despite the economic and market turbulence.

         WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. In January 2009, West View Savings Bank began its second century of service to our communities. The Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

                               --TABLES ATTACHED--
                                      # # #



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


                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                   December 31,     June 30,
                                                       2008           2008
                                                   (Unaudited)     (Unaudited)
                                                    ---------       ---------

Total assets                                        $ 444,752       $ 423,109
Investment securities held-to-maturity                135,649         120,559
Investment securities available-for-sale                  489           7,978
Mortgage-backed securities held-to-
   maturity                                           209,427         213,690
Mortgage-backed securities available-for-
   sale                                                 2,138           2,215
Net loans receivable                                   57,731          56,477
Deposits                                              147,289         150,142
FHLB advances: long-term                              135,579         135,579
FHLB advances: short-term                                   0               0
FRB short-term borrowings                             126,785          80,600
Other short-term borrowings                                 0          20,000
Equity                                                 31,673          32,148
Book value per share                                    14.86           14.44
Return on average assets                                 0.84%           0.89%
Return on average equity                                11.17%          12.03%



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

                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED OPERATING DATA
                      (In thousands except per share data)


                                           Three Months Ended           Six Months Ended
                                              December 31,                December 31,
                                              (Unaudited)                 (Unaudited)
                                       -------------------------   -------------------------
                                          2008          2007          2008          2007
                                       -----------   -----------   -----------   -----------
Interest income                        $     4,997   $     6,497   $     9,881   $    13,035
Interest expense                             2,651         4,165         5,686         8,399
                                       -----------   -----------   -----------   -----------
Net interest income                          2,346         2,332         4,195         4,636
Provision (recovery) for loan losses            27            11            21            (6)
                                       -----------   -----------   -----------   -----------
Net interest income after
  provision (recovery) for loan losses       2,319         2,321         4,174         4,642
Non-interest income                            156           145           323           301
Non-interest expense                           962           955         1,936         1,896
                                       -----------   -----------   -----------   -----------
Income before income tax
  expense                                    1,513         1,511         2,561         3,047
Income taxes                                   501           463           793           975
                                       -----------   -----------   -----------   -----------

NET INCOME                             $     1,012   $     1,048   $     1,768   $     2,072
                                       ===========   ===========   ===========   ===========

EARNINGS PER SHARE:
  Basic                                $      0.47   $      0.46   $      0.81   $      0.91
  Diluted                              $      0.47   $      0.46   $      0.81   $      0.91

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                  2,159,271     2,261,544     2,175,524     2,272,527
  Diluted                                2,159,587     2,261,783     2,175,686     2,273,084



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